Exhibit 99.1

Oct. 4, 2004
For Immediate Release

Contact:	Rusty Cloutier (337) 237-8343 or (337) 962-9900 cell

Lafayette’s MidSouth Bank, Beaumont’s Lamar Bank announce merger closing

LAFAYETTE, LA. The boards of directors of MidSouth Bancorp, Inc. (AMEX: MSL) and Lamar Bancshares, Inc. have announced finalization of the merger of the two holding companies under the MidSouth Bancorp umbrella. The companies’ banks, Lafayette-based MidSouth Bank, N.A. and Beaumont-based Lamar Bank, are operating under their separate names, with MidSouth serving the Louisiana market and Lamar directing the Texas expansion.

     Under the terms of the agreement, MidSouth Bancorp will issue shares of common stock valued at about $12.5 million plus $10.5 million in cash for all outstanding shares of Lamar Bancshares, bringing the total value of the transaction to $23 million. MidSouth Bank had $504 million in assets and Lamar Bank had $115 million at the time of the Oct. 1 closing.

     MidSouth expects the merger will be accretive to earnings within the first year of integration. This estimate does not consider any anticipated revenue enhancements that may be realized from the merger.

     “Lamar’s corporate philosophy mirrors ours, which is why it’s such a good fit. Both management teams are confident that the transition into the MidSouth Bancorp family will be a smooth one,” said Rusty Cloutier, President and CEO of MidSouth. “MidSouth is undertaking a major Louisiana expansion, but we are just as excited about expanding Lamar’s presence in the Texas market.” No job losses have resulted from the merger and Cloutier emphasized that more positions are being added as both banks expand their operations. Lamar employs 55 people and MidSouth has 240 employees.

     “MidSouth is an aggressive Louisiana bank, and we anticipate that it will bring that same energy to the Texas market,” said Ron Reed, Lamar’s president for the past five years. Lamar Bank was founded in 1959 and now has five branch locations — three in Beaumont, one in Vidor and one in College Station - and a loan production office in Conroe.

     “Together we are focused on continuing to build new locations in Conroe and College Station, along with a north Houston and Woodlands area expansion,” Reed said. “We enjoy a robust economic environment with a strong entrepreneurial spirit, and scores of new homes are being built throughout the Golden Triangle (formed by the cities of Beaumont, Port Arthur, and Orange) to accommodate that growth. This is just the infrastructure and capital we needed to lead development of these communities.”

     Founded in 1985, MidSouth has 19 branches, a loan production office, and more than 120 ATM locations throughout the parishes of Lafayette, St. Martin, Jeff Davis, St. Landry, Iberia,

St. Mary, Calcasieu, Lafourche, and Terrebonne. This year it completed its new Moss Street branch in Lafayette and will add a second location in Lake Charles. Within the next year, the bank will also open a new location on Johnston Street in the heart of Lafayette and will construct an office in the Town Square of the traditional neighborhood development of River Ranch, bringing the total number of offices in its home base to nine.

     In 2003, for the 13th consecutive year, MidSouth Bancorp announced record earnings. Net income for the year was $6.33 million, a 43 percent increase over net income of $4.43 million in 2002. Last year, Lamar Bancshares had net income of $1.92 million, and in 2002 it earned $2.18 million.

     The Bank Advisory Group of Austin was Lamar’s investment adviser on the transaction, and the bank’s legal advisers were Jenkens & Gilchrist, based in Dallas. Investment adviser for MidSouth was SAMCO Capital Markets of Dallas; and Correro Fishman Haygood Phelps Walmsley & Casteix of New Orleans provided MidSouth’s legal counsel.

     MidSouth’s stock is traded on the American Stock Exchange under the symbol MSL.

Forward Looking Statements

     This may contain forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. This act provides a safe harbor for disclosure of information about a company’s anticipated future financial performance and protects a company from unwarranted litigation if actual results differ from management’s expectations based on current assumptions, estimates and projections about MidSouth Bancorp Inc. and its subsidiaries. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, many of which are outside of MidSouth’s control, that may cause actual results to differ materially from those currently expected, expressed, or implied. A discussion of factors affecting MidSouth’s business and prospects is contained in the Company’s most recent Quarterly Report on Form 10Q for the period ending March 31, 2004.

###